EXHIBIT 10.28

EMPLOYMENT AGREEMENT

This Employment Agreement (this “AGREEMENT”) is made and entered into on February 6, 2017 (the “EFFECTIVE DATE”) by and between James J. Metcalf Jr. (“EXECUTIVE”) and Contango Oil & Gas Company (the “COMPANY”).

Article 1	EMPLOYMENT; RESPONSIBILITIES; COMPENSATION

Section 1.1 EMPLOYMENT.  Subject to ARTICLE 3, the Company hereby agrees to employ Executive and Executive hereby agrees to be employed by the Company, in accordance with this Agreement, for the period commencing as of the Effective Date and ending on the second anniversary of the Effective Date (“INITIAL TERM”); PROVIDED,  HOWEVER, that beginning on the day immediately preceding the second anniversary of the Effective Date of this Agreement and on the day immediately preceding each subsequent anniversary of this Agreement, the Initial Term shall automatically be extended for one (1) additional year unless either party gives written notice to the other party 90 days prior to the next anniversary of this Agreement that it or he, as applicable, does not wish to extend this Agreement.  Executive’s continued employment after the expiration of the Initial Term shall be in accordance with and governed by this Agreement, unless modified by the parties to this Agreement in writing.

Section 1.2 RESPONSIBILITIES; LOYALTY.

(a) Subject to the terms of this Agreement, Executive is employed in the position of Senior Vice President of Operations, and shall perform the functions and responsibilities of that position.  Additional or different duties may be assigned by the Company from time to time.  Executive’s position, job descriptions, duties and responsibilities may be modified from time to time in the sole discretion of the Company.

(b) Executive shall devote the whole of Executive’s professional time, attention and energies to the performance of Executive’s work responsibilities and shall not, either directly or indirectly, alone or in partnership, consult with, advise, work for or have any interest in any other similar business or pursuit during the term of Executive’s employment with the Company.  During the term of Executive’s employment with the Company, it shall not be a violation of this Agreement for Executive to serve on corporate, civic or charitable boards or committees;  deliver lectures or fulfill speaking engagements; and  subject to SECTION 2.3, manage personal investments, in each case, so long as such activities do not materially interfere with the performance of Executive’s responsibilities as an Executive of the Company in accordance with this Agreement.  Executive further agrees to comply with all policies of the Company in effect from time to time, and to comply with all laws, rules and regulations, including those applicable to the Company

Section 1.3 COMPENSATION. As consideration for the services and covenants described in this Agreement, the Company agrees to compensate Executive in the following manner:

(a) The Company will pay Executive an annualized base salary of $330,000.00 (“BASE SALARY”), as may be increased from time to time by action of the Board of Directors of the Company (the “BOARD”) or the Compensation Committee of the Board.

(b) Executive shall be eligible for employment benefits including holidays, leaves of absence, health insurance, dental insurance, 401(k) plan participation, etc., if any, available to employees of the Company generally, in accordance with any policies, procedures or benefit plans adopted by the Company from time to time during the existence of this Agreement.  In addition, Executive shall be entitled to vacation in accordance with the Company’s vacation policy as adopted from time to time.  Executive’s rights or those of Executive’s dependents under any such benefits policies or plans shall be governed solely by the terms of such policies or plans.  The Company reserves to itself, or its designated administrators, exclusive authority and discretion to determine all issues of eligibility, interpretation and administration of each such benefit plan or policy.  The Company’s employment benefits, and policies related thereto, are subject to termination, modification or limitation at the Company’s sole discretion.

(c) Executive shall be eligible to participate in the Company’s cash incentive bonus plan for each calendar year in which Executive is employed by the Company hereunder with an annual target bonus amount equal to 80% of the Executive’s Base Salary (the “TARGET BONUS”), under such terms and conditions as the Company may determine each applicable year (the “CASH INCENTIVE BONUS”).

(d) Executive shall be eligible to participate in the Company’s equity compensation plan for each calendar year in which Executive is employed by the Company hereunder, under such terms and conditions as the Company may determine each applicable year.

(e) Payment of all compensation to Executive shall be made in accordance with the terms of this Agreement, applicable state or federal law, and applicable Company policies in effect from time to time, including normal payroll practices, and shall be subject to all applicable withholdings and taxes.

Section 1.4 BUSINESS EXPENSES.  The Company shall reimburse Executive for all business expenses that are reasonable and necessary and incurred by Executive while performing his duties under this Agreement, upon presentation of expense statements, receipts and/or vouchers or such other information and documentation as the Company may reasonably require.  Executive will be subject to the same business expense policy applicable to other Company employees generally.

Article 2	CONFIDENTIAL INFORMATION; POST-EMPLOYMENT OBLIGATIONS; COMPANY PROPERTY

Section 2.1 COMPANY PROPERTY.  As used in this Article 2, the term the “Company” refers to the Company and each of its direct and indirect subsidiaries.  All written materials, records, data and other documents relating to Company business, products or services prepared or possessed by Executive during Executive’s employment by the Company are the

Company’s property.  All information, ideas, concepts, improvements, discoveries and inventions that are conceived, made, developed or acquired by Executive individually or in conjunction with others during Executive’s employment (whether during business hours and whether on Company’s premises or otherwise) that relate to Company business, products or services are the Company’s sole and exclusive property.  All memoranda, notes, records, files, correspondence, drawings, manuals, models, specifications, computer programs, maps and all other documents, data or materials of any type embodying such information, ideas, concepts, improvements, discoveries and inventions are Company property.  At the termination of Executive’s employment with the Company for any reason, Executive shall return all of the Company’s documents, data or other Company property to the Company.

Section 2.2 CONFIDENTIAL INFORMATION; NON-DISCLOSURE.

(a) Executive acknowledges that the business of the Company is highly competitive and that the Company will provide Executive with access to Confidential Information.  Executive acknowledges that this Confidential Information constitutes a valuable, special and unique asset used by the Company in its business to obtain a competitive advantage over competitors.  Executive further acknowledges that protection of such Confidential Information against unauthorized disclosure and use is of critical importance to the Company in maintaining its competitive position.  Executive agrees that Executive will not, at any time during or after Executive’s employment with the Company, make any unauthorized disclosure of any Confidential Information of the Company, or make any use thereof, except in the carrying out of Executive’s employment responsibilities to the Company.  Executive also agrees to preserve and protect the confidentiality of third party Confidential Information to the same extent, and on the same basis, as the Company’s Confidential Information.

(b) For purposes hereof, “CONFIDENTIAL INFORMATION” includes all non-public information regarding the Company’s business operations and methods, existing and proposed investments and investment strategies, seismic, well-log and other geologic and oil and gas operating and exploratory data, financial performance, compensation arrangements and amounts (whether relating to the Company or to any of its employees), contractual relationships, business partners and relationships (including customers and suppliers), strategies, business plans and other confidential information that is used in the operation, technology and business dealings of the Company, regardless of the medium in which any of the foregoing information is contained, so long as such information is actually confidential and proprietary to the Company.

(c) Notwithstanding the foregoing, nothing in this Agreement will prevent Executive from: (i) making a good faith report of possible violations of applicable law to any governmental agency or entity; or (ii) making disclosures that are protected under the whistleblower provisions of applicable law.  Further, an individual (including Executive) shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer of reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x)

files any document containing the trade secret under seal; and (y) does not disclose the trade secret, except pursuant to court order.
Section 2.3 NON-COMPETITION OBLIGATIONS.

(a) Executive acknowledges and agrees that as an employee and representative of the Company, Executive will have access to Confidential Information and be responsible for building and maintaining business relationships and goodwill with current and future operating partners, investors, partners and prospects on a personal level.  Executive acknowledges and agrees that this responsibility creates a special relationship of trust and confidence between the Company, Executive and these persons or entities.  Executive also acknowledges that this creates a high risk and opportunity for Executive to misappropriate these relationships and the goodwill existing between the Company and such persons.  Executive acknowledges and agrees that it is fair and reasonable for the Company to take steps to protect itself from the risk of such misappropriation.

(b) Executive acknowledges and agrees that, in exchange for his agreement in SECTION 2.3(c) below, he will receive substantial, valuable consideration from the Company upon the execution of this Agreement and during the course of this Agreement, including,  Confidential Information and access to Confidential Information,  compensation and other benefits and  access to the Company’s prospects.

(c) During the Non-Compete Term and provided that the Company has made all severance payments provided for herein (to the extent applicable), Executive will not, directly or indirectly, provide the same or substantially the same services that he provides to the Company to any Business Enterprise in the Market Area (as defined below) without prior written consent, which will not be unreasonably withheld.  This includes working as an agent, consultant, employee, officer, director, partner or independent contractor or being a shareholder, member, joint venturer or equity owner in, any such Business Enterprise; PROVIDED,  HOWEVER, that the foregoing shall not restrict Executive from holding up to 5% of the voting power or equity of one or more Business Enterprises.

(d) For purposes of hereof:

(i) “BUSINESS ENTERPRISE” means any corporation, partnership, limited liability company, sole proprietorship, joint venture or other business association or entity (other than the Company) engaged in the business of exploring for, developing, operating or acquiring oil and gas properties that is in direct competition with the Company’s operations in the Market Area;

(ii) “MARKET AREA”  means the 10 mile radius surrounding any geographical location in which the Company is conducting any material amount of oil and gas exploration and production activities during the Initial Term, and for which he has material responsibilities or about which he has material Confidential Information; and

(iii) “NON-COMPETE TERM” means the period from the Effective Date to the date ending:  on the date of termination if Executive’s employment with the Company is terminated by the Company for Cause, or  in the case of termination for any reason other than that provided for in clause (A) above, twelve (12) months following the date of termination.

Section 2.4 NON-SOLICITATION OF EXECUTIVES.  During the Non-Compete Term, Executive will not, either directly or indirectly, call on, solicit or induce any other executive or officer of the Company or its affiliates with whom Executive had contact, knowledge of, or association with in the course of employment with the Company to terminate his employment, and will not assist any other person or entity in such a solicitation; PROVIDED,  HOWEVER, that with respect to soliciting any executive or officer whose employment was terminated by the Company or its affiliates, or general solicitations for employment not targeted at current officers or employees of the Company or its affiliates, the foregoing restriction shall not apply.

Section 2.5 ACKNOWLEDGEMENT.  Executive acknowledges that the Confidential Information provided to Executive pursuant to this Agreement, and the Company’s need to protect its goodwill, gives rise to the Company’s interest in these restrictive covenants, and that any limitations as to time, geographic scope and scope of activity to be restrained defined herein are reasonable and do not impose a greater restraint than is necessary to protect the goodwill or other business interest of the Company.  Executive further agrees that if, at some later date, a court of competent jurisdiction determines that certain covenants are unenforceable to any extent, then those covenants shall be reformed by the court to the least extent necessary to make them enforceable.  Executive acknowledges and recognizes that the enforcement of any of the provisions in this Agreement by the Company will not interfere with Executive’s ability to pursue a proper livelihood.

Section 2.6 EARLY RESOLUTION CONFERENCE.  The parties are entering into this Agreement with the express understanding that this Agreement is clear and fully enforceable as written.  If Executive ever decides later to contend that any restriction on activities imposed by this Agreement no longer is enforceable as written or does not apply to an activity in which Executive intends to engage, Executive first will notify the Company in writing and meet with a company representative at least 14 days before engaging in any activity that foreseeably could fall within the questioned restriction to discuss resolution of such claims.

Section 2.7 EQUITABLE AND OTHER RELIEF.  Executive understands and agrees that, if Executive breaches provisions of this section of this Agreement, the Company will suffer immediate and irreparable harm which cannot be accurately calculated in monetary damages.  Consequently, the Company shall be entitled to immediate injunctive relief, either by temporary or permanent injunction, to prevent such violation.  This injunctive relief shall be in addition to any other legal and/or equitable relief to which the Company would be entitled.  If a bond is required to be posted for the Company to secure an injunction or other equitable remedy, threatened or actual, Executive agrees that the bond need not be more than a nominal sum.  The Company shall be entitled to recover its attorneys’ fees and costs from Executive should a court determine that Executive has breached provisions of this section of this Agreement.  In addition, in the event of a breach or violation of provisions of this section of this Agreement, the time periods set forth above will be tolled until such breach or violation has been cured.

Article 3	TERMINATION OF EMPLOYMENT
Section 3.1 TERMINATION OF EMPLOYMENT.

(a) Executive’s employment with the Company shall be terminated immediately upon the death of Executive without further action by the Company,  upon Executive’s Permanent Disability without further action by the Company,  by the Company for Cause,  by Executive for Good Reason,  by the Company without Cause or by Executive without Good Reason, PROVIDED that the terminating party must (in the case of clause (v)) give at least 30 days’ advance written notice of such termination.  For purposes of this ARTICLE 3, “date of termination” means the date of Executive’s death, the date of Executive’s Permanent Disability, or the date of Executive’s “separation from service” (as defined in Code Section 409A and Treas. Reg. §1.409A-1(h)) with the Company, as applicable.

(b) For purposes hereof:

(i) “PERMANENT DISABILITY” shall mean either Executive’s inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or  by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, Executive’s receiving income replacement benefits for a period of not less than three months under an accident and health plan covering the Company’s employees.  Executive will be deemed permanently disabled if determined to be totally disabled by the Social Security Administration or if determined to be disabled in accordance with a disability insurance program that applies a definition of disability that complies with the requirements of this paragraph.

(ii) “GOOD REASON” shall mean one or more of the following conditions arising not more than six months before Executive’s termination date without Executive’s consent:   a material breach by the Company of any provision of this Agreement;  assignment by the Board or a duly authorized committee thereof to Executive of any duties that materially and adversely alter the nature or status of Executive’s position, job descriptions, duties, title or responsibilities from those of a Senior Vice President Operations, or eligibility for Company compensation plans;  requirement by the Company for Executive to relocate anywhere other than the greater Houston, Texas metropolitan area, except for required travel on Company business to an extent substantially consistent with Executive’s obligations under this Agreement;  a material reduction in Executive’s Base Salary in effect at the relevant time; or  exclusion of the Executive from eligibility for the Company’s active bonus or benefits plans as described above, or a material reduction in the Executive’s award levels under those plans as noted above.  Notwithstanding anything herein to the contrary, Good Reason will exist only if Executive provides notice to the Company of the existence of the condition otherwise constituting Good Reason within 90 days of the initial existence of the condition, and the

Company fails to remedy the condition on or before the 30th day following its receipt of such notice.

(iii) “CAUSE” shall include  continued failure by Executive to perform substantially Executive’s duties and responsibilities (other than a failure resulting from Permanent Disability) that is materially injurious to the Company and that remains uncorrected for 10 days after receipt of appropriate written notice from the Board;  reliable, written third-party documentary evidence of engagement in willful, reckless or grossly negligent misconduct that is materially injurious to Company or any of its affiliates, monetarily or otherwise;  except as provided by (D), the indictment of Executive for a crime involving moral turpitude or a felony, provided that if the criminal charge is dismissed with prejudice or if Executive is acquitted at trial or on appeal, Executive will be deemed to have been terminated without Cause;  the indictment of Executive with an act of criminal fraud, misappropriation or personal dishonesty, provided that if the criminal charge is subsequently dismissed with prejudice or the Executive is acquitted at trial or on appeal then the Executive will be deemed to have been terminated without Cause; or  a material breach by Executive of any provision of this Agreement that is materially injurious to the Company and that remains uncorrected for 10 days following written notice of such breach by the Company to Executive identifying the provision of this Agreement that Company determined has been breached.

(c) If Executive’s employment is terminated under any of the foregoing circumstances, all future compensation to which Executive is otherwise entitled and all future benefits for which Executive is eligible, other than that already earned but which is unpaid, shall cease and terminate as of the date of termination, except as specifically provided in this ARTICLE 3.  Any other payments or benefits by or on behalf of Company are limited to those which may be payable pursuant to the terms of Company’s Executive benefit plans or required by any applicable federal, state or local law.

Section 3.2 SEVERANCE.

(a) For purposes of clarity, in the event that this Agreement is terminated due to non-renewal of the Agreement by either party in accordance with SECTION 1.1 above, then no severance or equity acceleration will become due to the Executive pursuant to this SECTION 3.2.

(b) TERMINATION BY COMPANY WITHOUT CAUSE OR BY EXECUTIVE FOR GOOD REASON.

(i) If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason outside of the Protection Period (defined below), and subject to Executive’s compliance with the conditions set forth in SECTION 3.3, Executive shall, subject to the provisions of this SECTION 3.2, be entitled to a severance payment consisting of a cash amount equal to 2.0 times the current calendar year’s Base Salary plus 1.0 times the greater of (1) the average amount of the Cash Incentive Bonuses paid to the Executive during the two full calendar years immediately prior to the year in which the Executive’s separation from service occurs (the “AVERAGE BONUS”) or (2) the Target Bonus for the year in which the separation from service occurs, reimbursement of COBRA health insurance premiums as described below for up to 30 months from the date of termination, pro-rata acceleration for all time-based vesting stock, stock option and other equity awards currently held by Executive, with pro-rata acceleration calculated by multiplying the number of outstanding shares by a fraction, the numerator of which will be the number of full calendar months during the applicable vesting period that the Executive was actively employed by the Company, plus one, and the denominator of which is the number of full calendar months within the applicable vesting period; and (D) pro-rata adjustment of all performance-based equity awards currently held by Executive (whether or not such awards are subject to Section 162(m) of the Internal Revenue Code of 1986, as amended (the “CODE”)), with pro-rata adjustment applicable only to the target number of shares subject to the applicable award in accordance with the same formula set forth in clause (C) above, with the resulting reduced number of performance-based awards remaining subject to all applicable performance metrics during the full performance period applicable to such award.

(ii) For purposes of this Agreement, the “PROTECTION PERIOD” shall mean the period of time that begins on the date that a Change of Control transaction is consummated, and ends on the last day of the 18th month immediately following the consummation of the Change of Control transaction.  If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason within Protection Period, and subject to Executive’s compliance with the conditions set forth in SECTION 3.3, Executive will not be entitled to the compensation provided in subsection (i) above, but instead shall, subject to the provisions of this SECTION 3.2, be entitled to a severance payment consisting of a cash amount equal to 2.0 times the current calendar year’s Base Salary plus 2.0 times the greater of (1) the Average Bonus or (2) the Target Bonus for the year in which the separation from service occurs, reimbursement of COBRA health insurance premiums as described below for up to 30 months from the date of termination, 100% full acceleration for all time-based vesting stock, stock option and other equity awards currently held by Executive; and (D) full acceleration of any time-based component of all performance-based equity awards currently held by Executive (whether or not such awards are subject to Section 162(m) of Code), with actual performance for the performance-based portion of the award calculated as if the end of the applicable performance period was the date of the Executive’s separation from service.

(iii) If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason (whether or not in connection with a Protection Period), and subject to Executive’s compliance with the conditions set forth in SECTION 3.3, Executive shall, subject to the provisions of this SECTION 3.2, be entitled to a prorated Cash Incentive Bonus for the year in which the date of termination occurs, based on attainment of any applicable performance goals.  The prorated bonus will be an amount in cash equal to the Executive’s Cash Incentive Bonus for the year in which the date of termination occurs, based on attainment of any applicable performance goals, multiplied by a fraction, the numerator of which is the number of days that Executive was employed by the Company during the year of termination and the denominator of which is three hundred and sixty five (365).  Payment of the prorated Cash Incentive Bonus will be made in a lump sum at the same time that other employees of the Company are paid their Cash Incentive Bonuses for the calendar year to which the Cash Incentive Bonus relates.

(iv) Payment of the entire cash severance amount under subsection (i) or (ii) above will be made in a lump sum on the 60th day after Executive’s applicable date of termination.

(v) If Executive timely elects continued coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will reimburse Executive for the monthly COBRA cost of continued health coverage paid by Executive under the applicable health plan of the Company pursuant to Section 4980B of the Code.  Such reimbursements shall continue for the period during which the Executive elects continued coverage under COBRA, but not in excess of 30 months.  If Executive is eligible for continued COBRA reimbursement, when COBRA coverage would otherwise end, Executive may elect to extend the COBRA continued coverage under the Company’s health plan until the date that is 30 months from the date of termination, provided that the Company’s health plan permits such extension and such extension will not cause adverse tax consequences to the Company or Executive.  These reimbursements will commence on the 60th day following the date of termination and will be paid on the first payroll date of each month, provided that Executive demonstrates proof of payment of the applicable premium prior to the applicable reimbursement payment date.

(vi) Executive shall not be under any duty or obligation to seek or accept other employment following a termination of employment pursuant to which a severance payment under this SECTION 3.2 is payable and the amounts due Executive pursuant to this SECTION 3.2 shall not be reduced or suspended if Executive accepts subsequent employment or earns any amounts as a self-employed individual.

(c) DEATH OR DISABILITY

If Executive’s employment is terminated because of death or Permanent Disability, Executive, in the case of Permanent Disability, or his surviving spouse (or his estate if Executive’s spouse does not survive him), in the case of Executive’s death, shall be entitled to: his pro rata Base Salary and pro rata Target Bonus through the date of termination for the year in which the termination occurs, plus a lump sum amount equal to the greater of:  the remainder of the Base Salary that would have been earned by Executive under this Agreement between the time of his Death or Permanent Disability and the expiration of the then-current term of this Agreement, or 12 months of Base Salary plus his Target Bonus for the year of termination; and full acceleration of vesting for all stock, stock option and other equity awards.  If Executive’s employment is terminated because of death or Permanent Disability, if a member of Executive’s family provides timely notice to the health plan administrator of Executive’s death or Permanent Disability, and if Executive’s family members who are covered by a health plan of the Company timely elect continued coverage under COBRA, the Company will reimburse such family members for the monthly COBRA cost of continued health coverage paid by such family members under the health plan of the Company pursuant to Section 4980B of the Code.  Such reimbursements shall continue for the applicable period during which the family member is eligible for continued coverage under COBRA, but not in excess of 24 months.  When COBRA coverage would otherwise end for the family member, the family member may elect to extend the COBRA continuation coverage under the Company’s health plan until the date that is 24 months from Executive’s date of termination, provided that the Company’s health plan permits such extension and such extension will not cause adverse tax consequences to the Company, Executive or Executive’s family member or estate.  These reimbursements will commence on the 60th day following the date of termination and will be paid on the first payroll date of each month, provided that Executive’s family member demonstrates proof of payment of the applicable premium prior to the applicable reimbursement payment date.

(d) SECTION 280G.

(i) Notwithstanding any other provisions of this Agreement to the contrary, in the event that it shall be determined that any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “PAYMENTS”), would constitute an “excess parachute payment” within the meaning of Section 280G of the Code, the Company shall reduce (but not below zero) the aggregate present value of the Payments under this Agreement to the Reduced Amount (as defined below), if reducing the Payments under this Agreement will provide Executive with a greater net after-tax amount than would be the case if no reduction was made.  The Payments shall be reduced as described in the preceding sentence only if the net amount of the Payments, as so reduced (and after subtracting the net amount of federal, state and local income and payroll taxes on the reduced Payments), is greater than or equal to  the net amount of the Payments without such reduction (but after subtracting the net amount of federal, state and local income and payroll taxes on the Payments and the amount of Excise Tax (as defined below) to which Executive would be subject with respect to the unreduced Payments).  Only amounts payable under this Agreement shall be reduced pursuant to this subsection (i).  The “REDUCED AMOUNT” shall be an amount expressed in present value that maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax, determined in accordance with Section 280G(d)(4) of the Code.  The term “EXCISE TAX” means the excise tax imposed under Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.  For purposes of the calculations under this SECTION 3.2(d), the severance payments to be made under this Agreement shall be allocated as consideration for the noncompetition covenant under SECTION 2.3 to the maximum extent allowable under Section 280G of the Code and the regulations thereunder.

(ii) All determinations to be made under this SECTION 3.2(d) shall be made by an independent registered public accounting firm or consulting firm selected by the Company immediately prior to a Change of Control (or other such transaction that is considered to be a change in control transaction pursuant to Section 280G of the Code and the regulations promulgated thereunder), which shall provide its determinations and any supporting calculations both to the Company and Executive within ten days of the applicable transaction.  Any such determination by such firm shall be binding upon the Company and the Executive.  All of the fees and expenses of the accounting or consulting firm in performing the determinations referred to in this Section shall be borne solely by the Company.

(e) “CHANGE OF CONTROL” means the occurrence of any one or more of the following events that occurs after the Effective Date:

(i) Any “person” (as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “EXCHANGE ACT”)) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 25% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors;

(ii) The consummation of  a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors,  a sale or other disposition of all or substantially all of the assets of the Company, or  a liquidation or dissolution of the Company; or

(iii) After the Effective Date, directors are elected such that a majority of the members of the Board shall have been members of the Board for less than two years, unless the election or nomination for election of each new director who was not a director at the beginning of such two-year period was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period.

(f) SECTION 3.2 and this Agreement shall be administered and interpreted to maximize the short-term deferral exception to Code Section 409A, and Executive shall not, directly or indirectly, designate the taxable year of a payment made under this Agreement.  The portion of any payment under this Agreement that is paid within the short-term deferral period (within the meaning of Code Section 409A and Treas. Reg. § 1.409A-1(b)(4)) will be treated as a short term deferral and not aggregated with other plans or payments.  Any other portion of the payment that does not meet the short-term deferral requirement will, to the maximum extent possible, be deemed to satisfy the exception from Code Section 409A under Treas. Reg. § 1.409A-1(b)(9)(iii)(A) for involuntary separation pay and shall not be aggregated with any other payment.  Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments.  Any amount that is paid as a short-term deferral within the meaning of Treas. Reg. § 1.409A-1(b)(4) or within the involuntary separation pay limit under Treas. Reg. § 1.409A-1(b)(9)(iii)(A) will be treated as a separate payment.  Payment dates provided for in this Agreement are deemed to incorporate “grace periods” within the meaning of Code Section 409A and the regulations thereunder.  If a Change of Control does not meet the requirements of a “change of control event” under Section 409A of the Code, the cash severance amount shall be paid to Executive in the same form as if no Change of Control had occurred, if required by Code Section 409A.  Notwithstanding anything herein to the contrary, if Executive is, as of the date of termination, a “specified employee” for purposes of Code Section 409A and

Treas. Reg. § 1.409A-1(i), then any amount payable to Executive pursuant to SECTION 3.2(b)(i)(A),  SECTION 3.2(b)(ii)(A) or 3.2(d) that is neither a short-term deferral within the meaning of Treas. Reg. § 1.409A-1(b)(4) nor within the involuntary separation pay limit under Treas. Reg. § 1.409A-1(b)(9)(iii)(A) will not be paid before the date that is the first day of the seventh month after the date of termination, or if earlier, the date of Executive’s death.  Any payments to which Executive would otherwise be entitled during such non-payment period will be accumulated and paid or otherwise provided to Executive on the first day of the seventh month following such date of termination, or if earlier, within 30 days of Executive’s death to his surviving spouse (or to his estate if Executive’s spouse does not survive him).  All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code.

(g) If Executive terminates his employment without Good Reason or is terminated for Cause, he shall not be entitled to the severance payments provided for in this Agreement.
Section 3.3 CONDITIONS FOR SEVERANCE.

(a) The severance payment payable to Executive pursuant to SECTION 3.2 shall be in consideration of, and subject to, Executive’s continuing obligations hereunder after such termination, including Executive’s obligations under ARTICLE 2.

(b) As a condition to the receipt of any severance payment, Executive agrees to execute and deliver, by the Release Expiration Date, a mutually acceptable severance and release agreement, including a waiver of all claims except for any claims relating to benefits due under the plans described in SECTION 1.3(b) and any accrued vested amount which may be payable as a deferred bonus.  The severance and release agreement shall be in a form reasonably acceptable to the Board; provided that such release shall not provide for a release of Executive’s right to indemnification under the Company’s organizational documents, indemnification agreement, if any, or directors and officers insurance against third party claims.  The “RELEASE EXPIRATION DATE” is that date that is 21 days following the date upon which the Company delivers the Release to Executive (which shall occur no later than seven days after the Executive’s termination date), or in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967, as amended), the date that is 45 days following such delivery date.

(c) As a condition to the receipt of any severance payment, Executive agrees that any and all claims and any and all causes of action of any kind or character, including all claims and causes of action arising out of Executive’s employment with the Company, the termination of such employment, any claims or demands against the Company based upon Executive’s employment for any monies other than those specified in SECTION 3.2, and the actions by the officers, directors, executives and agents of Company shall be resolved through a dispute resolution process as provided in SECTION 4.11;  PROVIDED,  HOWEVER, that any determination as to whether and as of what date Executive has suffered a Permanent Disability are delegated to the Board and any objection by Executive with any such determination shall be limited to whether the Board reached such decision in good faith.

(d) Except as expressly provided herein, Executive shall not be entitled to any other severance payment or benefit.  The severance payments provided for herein are Executive’s sole remedy for termination of his employment at the Company.

Section 3.4 TRANSITION PERIOD.  Upon termination of this Agreement, and for 90 consecutive calendar days thereafter (the “TRANSITION PERIOD”), Executive agrees to make himself available to assist the Company with transition projects assigned to him by the Board.  Executive will be paid at a reasonable, agreed upon hourly rate for any work performed for the Company during the Transition Period.

Section 3.5 CONTINUING OBLIGATIONS OF EXECUTIVE.  Termination of the employment relationship does not terminate those obligations of Executive imposed by ARTICLE 2 and SECTIONS 3.4 through 3.5, which are continuing obligations.

Article 4	MISCELLANEOUS

Section 4.1 NOTICES.  All notices and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, mailed by certified mail (return receipt requested) or sent by overnight delivery service, or electronic mail, or facsimile transmission (with electronic confirmation of successful transmission) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice, in order of preference of the recipient:

To the Company:

Contango Oil & Gas Company
Attn: Joseph Romano, Chairman of the Board
717 Texas Avenue, Suite 2900
Houston, Texas 77002
Facsimile: (713) 236-4424

To Executive:

James J. Metcalf, Jr.

Contango Oiul & Gas Company
717 Texas Avenue, Suite 2900
Houston, Texas 77002
Facsimile: (713) 236-4424

Notice so given shall, in the case of mail, be deemed to be given and received on the fifth calendar day after posting, in the case overnight delivery service, on the date of actual delivery and, in the case of facsimile transmission, telex or personal delivery, on the date of actual transmission or, as the case may be, personal delivery.  Any such notice or communication shall be delivered by hand or by courier or sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the third business day after the actual date of mailing (or, if earlier, the actual date of receipt) shall constitute the time at which notice was given.

Section 4.2 SEVERABILITY AND REFORMATION.  If any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect, and the invalid, void or unenforceable provisions shall be deemed severable.  Moreover, if any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be reformed by limiting and reducing it to the minimum extent necessary, so as to be enforceable to the extent compatible with the applicable law as it shall then appear.

Section 4.3 ASSIGNMENT.  This Agreement shall be binding upon and inure to the benefit of the heirs and legal representatives of Executive and the permitted assigns and successors of the Company, but neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise subject to hypothecation by Executive (except by will or by operation of the laws of intestate succession) or by the Company, except that the Company may assign this Agreement to any successor (whether by merger, purchase or otherwise), if such successor expressly agrees to assume the obligations of the Company hereunder.

Section 4.4 AMENDMENT. This Agreement may be amended only by writing signed by Executive and by a duly authorized representative of the Company (other than Executive).

Section 4.5 ASSISTANCE IN LITIGATION.  Executive shall reasonably cooperate with the Company in the defense or prosecution of any claims or actions now in existence or that may be brought in the future against or on behalf of the Company that relate to events or occurrences that transpired while Executive was employed by the Company.  Executive’s cooperation in connection with such claims or actions shall include being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times.  Executive also shall cooperate fully with the Company in connection with any investigation or review by any federal, state or local regulatory authority as any such investigation or review relates, to events or occurrences that transpired while Executive was employed by the Company.  The Company will pay Executive an agreed upon reasonable hourly rate for Executive’s cooperation pursuant to this Section.

Section 4.6 BENEFICIARIES; REFERENCES.  Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following Executive’s death, and may change such election, in either case by giving the Company written notice thereof.  In the event of Executive’s death or a judicial determination of his incompetence, reference in this Agreement to Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.  Any reference to the masculine gender in this Agreement shall include, where appropriate, the feminine.

Section 4.7 USE OF NAME; LIKENESS AND BIOGRAPHY. The Company may use, publish and broadcast, and to authorize others to do so, the name, approved likeness and approved biographical material of Executive to advertise, publicize and promote the business of the Company and its affiliates, but not for the purposes of direct endorsement without Executive’s consent.  This right shall terminate upon the termination of this Agreement.  An “approved likeness” and “approved biographical material” shall be, respectively, any photograph or other depiction of Executive, or any biographical information or life story concerning the professional career of Executive.

Section 4.8 GOVERNING LAW. THIS AGREEMENT SHALL BE CONSTRUED, INTERPRETED AND GOVERNED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REFERENCE TO RULES RELATING TO CONFLICTS OF LAW.

Section 4.9 ENTIRE AGREEMENT.  This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes in all respects any prior or other agreement or understanding, written or oral, between the Company or any affiliate of the Company and Executive with respect to such subject matter, other than as specifically noted in SECTION 4.14 below.

Section 4.10 COUNTERPARTS; NO ELECTRONIC SIGNATURES.  This Agreement may be executed in two or more counterparts, each of which will be deemed an original.  For purposes of determining whether a party has signed this Agreement or any document contemplated hereby or any amendment or waiver hereof, only a handwritten signature on a paper document or a facsimile transmission of a handwritten original signature will constitute a signature, notwithstanding any law relating to or enabling the creation, execution or delivery of any contract or signature by electronic means.

Section 4.11 ARBITRATION.  With the exception of any proceeding to obtain emergency, temporary restraining or preliminary injunctive relief as permitted by ARTICLE 2 and/or ARTICLE 3, the parties agree that any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be resolved by arbitration administered by the American Arbitration Association (“AAA”) under its then existing Employment Arbitration Rules.  All disputes shall be resolved by one arbitrator within 120 days of the date arbitration is initiated.  The arbitrator will have the authority to award the same remedies, damages and costs that a court could award, and will have the additional authority to award those remedies set forth in ARTICLE 2.  The arbitrator shall issue a reasoned award explaining the decision, the reasons for the decision and any damages awarded, including those set forth in ARTICLE 2.7, where the arbitrator finds either party violated ARTICLE 2 or ARTICLE 3.  The arbitrator’s decision will be final and binding.  The judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof.  The arbitration proceedings, any record of the same, and the award shall be considered Confidential Information under this Agreement.  This provision can be enforced under the Federal Arbitration Act.  BY ENTERING INTO THIS SECTION 4.11, THE PARTIES ARE KNOWINGLY AND VOLUNTARILY WAIVING THEIR RIGHTS TO A JURY TRIAL.

Section 4.12 NON-WAIVER.  The failure by either party to insist upon the performance of any one or more terms, covenants or conditions of this Agreement shall not be construed as a waiver or relinquishment of any right granted hereunder or of any future performance of any such term, covenant or condition, and the obligation of either party with respect hereto shall continue in full force and effect, unless such waiver shall be in writing signed by the Company (other than Executive) and Executive.
Section 4.13 ANNOUNCEMENT. The Company may make public announcements concerning the execution of this Agreement and the terms contained herein, at the Company’s discretion.

Section 4.14 PRIOR AGREEMENTS.  This Agreement supersedes and replaces all previous employment agreements between the Executive and the Company, other than with respect to that certain Amendment and Extension of Employment Agreement entered into as of October 10, 2016 between the Executive and the Company (the “Extension Agreement”), as modified as follows: (a) the parties acknowledge their agreement as of November 15, 2016 to suspend, pending execution and delivery of this Agreement, the equity compensation award vesting that could occur under Section 2 of the Extension Agreement and no such vesting occurred, and (b) the parties further acknowledge their agreement as of November 15, 2016 to provide the benefit set forth in Section 3 of the Extension Agreement to the Executive without regard to the date of execution of this Agreement.

Section 4.15 COMPANY POLICIES.  Executive agrees that all incentive compensation payable to him by the Company and its subsidiaries, under this Agreement or otherwise, shall be subject to any applicable clawback or recoupment policies, share ownership policies, anti-hedging policies and other applicable policies as finally adopted by the Board.

Section 4.16 CONSTRUCTION.  The headings and captions of this Agreement are provided for convenience only and are intended to have no effect in construing or interpreting this Agreement.  The language in all parts of this Agreement shall be in all cases construed in accordance to its fair meaning and not strictly for or against the Company or Executive.  The words “include,” “includes,” and “including” will be deemed to be followed by “without limitation.”

Section 4.17 RIGHT TO INSURE.  The Company shall have the right to secure, in its own name or otherwise, and at its own expense, life, health, accident or other insurance covering Executive, and Executive shall have no right, title or interest in and to such insurance.  Executive shall assist the Company in procuring such insurance by submitting to examinations and by signing such applications and other instruments as may be required by the insurance carriers to which application is made for any such insurance.

Section 4.18 NO INCONSISTENT OBLIGATIONS.  Executive represents and warrants that to his knowledge he has no obligations, legal, in contract or otherwise, inconsistent with the terms of this Agreement or with his undertaking employment with the Company to perform the duties described herein.  Executive will not disclose to the Company, or use or induce the Company to use, any confidential, proprietary or trade secret information of others.  Executive represents and warrants that to his knowledge he has returned all property and confidential information belonging to all prior employers, if he is obligated to do so.

Section 4.19 VOLUNTARY AGREEMENT.  Each party to this Agreement has read and fully understands the terms and provisions hereof, has reviewed this Agreement with legal counsel, has executed this Agreement based upon such party’s own judgment and advice of counsel, and knowingly, voluntarily, and without duress, agrees to all of the terms set forth in this Agreement.  The parties have participated jointly in the negotiation and drafting of this Agreement.  If an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties and no presumption or burden of proof will arise favoring or disfavoring any party because of authorship of any provision of this Agreement.  Except as expressly set forth in this Agreement, neither the parties nor their affiliates, advisors and/or their attorneys have made any representation or warranty, express or implied, at law or in equity with respect of the subject matter contained herein.  Without limiting the generality of the previous sentence, the Company, its affiliates, advisors and/or attorneys have made no representation or warranty to Executive concerning the state or federal tax consequences to Executive regarding the transactions contemplated by this Agreement.

Section 4.20 LEGAL FEES AND EXPENSES.  The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which Executive may reasonably incur as a result of any contest by the Company, the Executive or others of the validity or enforceability of, or liability or entitlement under, any provision of this Agreement or any guarantee of performance thereof (whether such contest is between the Company and Executive or between either of them and any third party, and including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code.  The Company’s obligations under this SECTION 4.20 shall apply without regard to the outcome of any such contest.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above:

CONTANGO OIL & GAS COMPANY

/s/ E. JOSEPH GRADY                              ________

By: E. Joseph Grady, SVP & CFO

James J. Metcalf Jr.

/s/ JAMES J. METCALF JR.                __________